Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

AEP Industries Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-58747, 33-58743, 333-121710 and 333-21711) on Form S-8 and (No. 333-79947) on Form S-3 of AEP Industries Inc. of our reports dated January 30, 2006, with respect to the consolidated balance sheets of AEP Industries Inc. and subsidiaries as of October 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2005 and the effectiveness of internal control over financials reporting as of October 31, 2005, and effectiveness of internal control over financial reporting as of October 31, 2005, which reports appear in the October 31, 2005 Annual Report on Form 10-K of AEP Industries Inc.

Our report dated January 30, 2006 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of October 31, 2005, expresses our opinion that AEP Industries Inc. and subsidiaries did not maintain effective internal control over financial reporting as of October 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following:

•  As of October 31, 2005, the Company did not maintain effective policies and procedures related to accounting for income taxes, including the determination and reporting of deferred income tax assets and liabilities. Specifically, the Company’s policies and procedures did not provide for review of detailed analyses and supporting documentation by the Company’s Vice President and Treasurer and Vice President and Controller. As a result, there were errors in the Company’s deferred tax liability and provision for income taxes in previously issued financial statements. Accordingly, the Company has restated their consolidated financial statements for the fiscal year ended October 31, 2004 including the unaudited quarterly financial information for the third quarter of fiscal 2004, and these restated amounts reflect an increase in the provision for income taxes from continuing operations, a decrease in income from continuing operations and an increase in net loss.

/s/ KPMG LLP
Short Hills, New Jersey
January 30, 2006